Exhibit 10.21


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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                                          :
                                          :  Chapter 11
In re                                     :
                                          :
                                          :  Case Nos. 01-41853 (AJG)
RANCH *1, INC., ET AL.,                   :  through 01-41881 (AJG)
                                          :
                   Debtors.               :  (Jointly Administered)
                                          :
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                 ORDER CONFIRMING PLAN OF REORGANIZATION JOINTLY
                 FILED BY THE DEBTORS, THE OFFICIAL COMMITTEE OF
                UNSECURED CREDITORS AND R1 FRANCHISE SYSTEMS, LLC

The Plan of Reorganization Jointly Proposed by the Debtors, the Official Committee of Unsecured Creditors and R1 Franchise Systems, LLC, dated November 19, 2001 as amended, (the "Plan"),(1) a copy of which is annexed hereto as EXHIBIT A, having been filed by Ranch *1, Inc. and the other above-captioned debtors-in-possession (collectively, the "Debtors")(2), the Official Committee of Unsecured Creditors of the Debtors' estates (the "Committee") and R1 Franchise Systems, LLC ("R1 Franchise"), and the First Amended Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Ranch *1, Inc. and the Other Above-Captioned Debtors and Debtors-in-Possession, dated December 31, 2001 as amended, (the "Disclosure


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(1) Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Plan.
(2) The Debtors include: Ranch *1, Inc.; Ranch *1 Metro, Inc.; Ranch *1 Metro Tech, Inc.; Ranch *1 Pearl, Inc.; Ranch *1 Group, Inc.; Moorghro, Inc.; Ranch *1 Eighth Avenue, Inc.; Ranch *1 of America, Inc.; Ranch *1 Fashion, Inc.; Ranch *1 Number 0117, Inc.; Ranch *1 Palisades, Inc.; Dome Enterprises, Inc.; Ranch *1 Number 0118, Inc.; Ranch *1 Number 202, Inc.; Ranch *1 Number 1701, Inc.; Ranch *1 of Broadway; Ranch *1 on 34th Street, Inc.; Ranch *1 Number 0207, Inc.; Ranch *1 0112, Inc.; Ranch *1 52nd, Inc.; Ranch *1 Number 0137, Inc.; Ranch *1 Number 0113, Inc.; Ranch *1 Number 0135, Inc.; Ranch *1 Number 0125, Inc.; OME, Inc.; Ranch *1 Number 1904, Inc.; Ranch *1 Downtown, Inc., Ranch *1 Number 0150, Inc.; Ranch *1 Number 0128, Inc.
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Statement") having been approved by order of this Court by Order dated January
9, 2002 (the "Disclosure Statement Order") as containing "adequate information," as such term is defined pursuant to Section 1125 of Title 11 of the United
States Code, as amended (the "Bankruptcy Code"); acceptances and rejections of the Plan by those holders of Claims that voted thereon having been duly received and tabulated by the Debtors; and a Certification of Balloting by Raymond DioGuardi, the President of the Debtor, reporting the ballots accepting or rejecting the Plan having been filed with the Court; upon the affidavit of Raymond DioGuardi, dated February 13, 2002, in support of Confirmation of the Plan; and upon the Debtors' memorandum of law, dated February 13, 2002, in support of confirmation of the Plan; and the Court having considered all objections to confirmation of the Plan; and all objections to the Plan having been voluntarily withdrawn, overruled or denied by the Court; and upon all of the evidence adduced and the arguments of counsel made at the February 14, 2002 hearing to consider, INTER ALIA, confirmation of the Plan (the "Confirmation Hearing"); and upon the entire record of the Chapter 11 Cases; and after due deliberation, and sufficient cause appearing therefor;

     IT HAVING BEEN FOUND AND DETERMINED by this Court that:

     A. This Court has jurisdiction over the Debtors' Chapter 11 Cases pursuant to 28 U.S.C.ss. 1334. Confirmation of the Plan is a "core proceeding" pursuant to 28 U.S.C.ss. 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code. Venue of the Debtors' Cases is proper in this District pursuant to 28 U.S.C.ss.ss.1408 and 1409.

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     B. This Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Court, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearing held before the Court during the pendency of the Chapter 11 Cases.

     C. Any person required to receive notice of the hearings on the adequacy of the Disclosure Statement and confirmation of the Plan has received due, proper and adequate notice thereof. All persons having an interest, vested or contingent, present or future, in the Debtors, to the extent such persons can presently be identified, received a copy of the Plan and the Disclosure Statement and due, proper and adequate notice of the Confirmation Hearing, which notice complied with Rule 2002 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"). Due, proper and adequate notice and an opportunity to appear was given to all persons with any claim against or interest in the Debtors.

     D. The classification of Claims and Interest in Article II of the Plan is necessary and reasonable to implement the Plan, and satisfies the requirements of Section 1122(a) of the Bankruptcy Code.

     E. The Plan designates Four (4) Classes of Claims and Equity Interests. The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class, and such classification is therefore consistent with Section 1122 of the Bankruptcy Code. Valid business and legal reasons exist for the various Classes of Claims and Equity Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Thus, the Plan satisfies
Section 1123(a)(1) of the Bankruptcy Code.

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     F. The Plan specifies that Class 1 is not impaired under the Plan, thereby satisfying Section 1123(a)(2) of the Bankruptcy Code.

     G. The Plan specifies the treatment of impaired Classes 2, 3 and 4, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

     H. The Plan provides for the same treatment for each Claim or Equity Interest in each respective Class unless the holder of a particular Claim or Equity Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying Section 1123(a)(4) of the Bankruptcy Code.

     I. Article XII of the Plan provides adequate and proper means for implementation of the Plan, thereby satisfying Section 1123(a)(5) of the Bankruptcy Code.

     J. Section 1123(a)(6) is inapplicable because Reorganized Ranch *1 does not have more than one class of voting securities.

     K. Section 1123(a)(6) of the Bankruptcy Code is inapplicable to the Plan because interests of the Debtors' existing equity holders are extinguished under the Plan.

     L. The provisions of the Plan regarding the selection of officers and directors are consistent with the interests of Creditors and with public policy, and satisfy the requirements of Section 1123(a)(7) of the Bankruptcy Code.

     M. Articles IV, V and VI of the Plan provide for the designation and treatment of unimpaired classes of claims and the treatment of impaired classes of Allowed Claims and Equity Security Holders as allowed by Section 1123(b)(1) of the Bankruptcy Code.

     N. The Debtors' assumption of executory contracts and unexpired leases pursuant to section 365 of the Bankruptcy Code, as authorized by Section 1123(b)(2) of the Bankruptcy Code and as provided for in Article XI of the Plan, is a reasonable exercise of sound business judgment and is in the best interest of the Debtors and their estates.

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     O. The Debtors, as a proponent of the Plan, have satisfied their burden of proving, by a preponderance of the evidence, the elements of Section 1129(a) of the Bankruptcy Code.

     P. The Plan complies with all applicable provisions of the Bankruptcy Code, thereby satisfying the requirements of Section 1129(a)(1) of the Bankruptcy Code and, as required by the Bankruptcy Rules 3016(a), is dated and specifically identifies the Debtors, the Committee and R1 Franchise as the proponents of the Plan.

     Q. The Debtors, as a proponent of the Plan, have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules and Orders of this Court with respect to the Plan. Good, sufficient and timely notice of the Confirmation Hearing has been given to holders of Claims and Interests and to other parties-in-interest to whom notice is required to be given in accordance with the Court's Disclosure Statement Order and the Bankruptcy Rules. The solicitation of votes was made in good faith and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules and all other rules, laws and regulations. Ballots of holders of Claims entitled to vote on the Plan were properly solicited and tabulated. Holders of at least two-thirds in amount and one-half in number of the Claims in the following Class actually voting, have accepted the Plan, without including the votes of any insiders: Class 2 Allowed Non-Insider Claims ("Class 2") Therefore, the Debtors have satisfied the requirement of Section 1129(a)(2) of the Bankruptcy Code.

     R. The Debtors, as one of the proponents of the Plan, have complied with the applicable provisions of the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules and Orders of this

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Court with respect to the notice and disclosure of the Plan, and therefore, the notice and disclosure of the Plan is adequate and appropriate, and no further or other notice or disclosure is necessary or required.

     S. The Plan has been proposed in good faith, and not by any means forbidden by law, as evidenced by, among other things, the totality of the circumstances surrounding the formulation of the Plan, the record of the Chapter 11 Cases, and by the recoveries of holders of Claims thereunder. Therefore, the Plan satisfies the requirements of Section 1129(a)(3) of the Bankruptcy Code.

     T. Any payment made or to be made under the Plan or by any person receiving interest or acquiring property under the Plan, for services or for costs and expenses in, or in connection with, these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, has been approved by, or will be subject to the approval of, the Court as reasonable, thereby satisfying the requirements of Section 1129(a)(4) of the Bankruptcy Code.

     U. The Debtors have disclosed the identity of the directors and officers proposed to serve after confirmation of the Plan, their affiliation with the Debtors and R1 Franchise and any compensation to be received by insiders of the Debtors, and that such office of such person is consistent with the interests of creditors and interest holders and with public policy, thus satisfying the requirements of Section 1129(a)(5) of the Bankruptcy Code.

     V. Section 1129(a)(6) of the Bankruptcy Code is inapplicable because there are no governmental regulatory commissions with jurisdiction over the Debtors or over any "rates" of the Debtors and, therefore, there is no rate change provided for in the Plan which must be approved.

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     W. Section 1129(a)(7) of the Bankruptcy Code requires each holder of a
Claim or Interest in an impaired Class to accept the Plan, or receive or retain under the Plan property having a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive on account of such Claim or Interest if the Debtor liquidated under Chapter 7 of the Bankruptcy Code. The following classes are impaired under the Plan: Class 2, . Class 3 Allowed Insider Clains ("Class 3")and Class 4 Equity Security Interests ("Class 4"). Each holder of a Claim in Class 2 and Class 3 has either accepted the Plan, or will receive or retain under the Plan property having a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors liquidated under Chapter 7 of the Bankruptcy Code on such date. Class 4 consists of all holders of pre-petition Equity Security Interest in the Debtors, whose present stock (equity security) interests in the Debtors shall be cancelled on the Effective Date pursuant to
Article VI of the Plan. Therefore, Class 4 Claimants will not receive a distribution and are deemed to have rejected the Plan. The Plan, therefore, satisfies the requirements of Section 1129(a)(7) of the Bankruptcy Code.

     X. As set forth in the Certification of the Ballots filed with the Court on February 13, 2002, holders of Allowed Claims in Classes 2 and 3, which Classes are impaired within the meaning of Sections 1124 and 1129(a)(10), have accepted the Plan within the meaning of Section 1126. Class 1 is unimpaired within the meaning of Section 1124 and is conclusively presumed to have accepted the plan under Section 1126(f) of the Bankruptcy Code. Class 4 did not submit votes on the Plan. Since all impaired Classes of Claims have accepted the Plan, except Class 4, the requirements of Section 1129(a)(8) have been met.

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     Y. Administrative Expenses, other than certain as yet unapproved fees and expenses of professionals employed at the expense of the Debtors and entities who may be entitled to an allowance of fees and expenses from the Debtors pursuant to Section 330 or 503(b)(2)-(6), shall be paid on by the Effective Date, in Cash or otherwise. The Plan thus satisfies the requirements of Section 1129(a)(9)(A) and (B). The Plan provides that with respect to Priority Claims of the kinds specified in Sections 507(a)(3) through (a)(7) of the Bankruptcy Code, each holder of such a Priority Claim shall be paid in full upon the Effective Date in accordance with the requirements of Section 1129(a)(9)(B). The Plan provides that with respect to Tax Claims of the kind specified in Section 507(a)(8) of the Bankruptcy Code, each holder of such a Tax Claim shall be paid in the manner and to the extent permitted by Section 1129(a)(9)(C) of the Bankruptcy Code, which Tax Claim may be paid over a period not exceeding six (6) years after the date of assessment of such Tax Claims.

     Z. Class 2, (, which is an impaired Creditor Class, has accepted the Plan, determined without including any acceptance of the Plan by any insider of the Debtors holding a Claim in such classes. Moreover, Class 3,which, by definition, is made up entirely of insiders, has also accepted the Plan. Section 1129(a)(10) of the Bankruptcy Code has thus been satisfied.

     AA. The Plan satisfies Section 1129(a)(11) of the Bankruptcy Code because confirmation of the Plan is not likely to be followed by the need for further financial reorganization or liquidation of the Debtors. Reorganized Ranch *1 will have adequate capital to meet its ongoing obligations, and will be under the control of competent management. Thus, the Plan presents a workable scheme of organization and operation, and there is a reasonable probability that the provisions of the Plan will be performed. Accordingly, the Plan is found and determined to be feasible.

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     BB. The Debtors have paid, or shall pay as provided by the Plan, all amounts then due under 28 U.S.C. ss. 1930, thereby satisfying the requirements of Section 1129(a)(12) of the Bankruptcy Code.

     CC. The Debtors are not obligated to, and do not, pay any "retiree benefits" as defined in Section 1114(a) of the Bankruptcy Code. Thus, Section 1129(a)(13) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

     DD. With respect to Class 4, the Plan is both fair and equitable and does not discriminate unfairly. Thus, the Debtors' Plan meets the requirements of
Section 1129(b)(2)(C) of the Bankruptcy Code.

     EE. The conditions to Confirmation set forth in Article XII of the Plan have been satisfied, waived or will be satisfied by entry of this Confirmation Order.

     FF. No governmental unit has maintained that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the requirements of Section 5 of the Securities Act of 1933, and the principal purpose of the Plan is not the avoidance of such obligations. Therefore, the Plan satisfies the requirements of
Section 1129(d) of the Bankruptcy Code.

     GG. The releases and discharges of claims and other liability described in Articles IX, X and XVII of the Plan constitute a good faith compromise and settlement of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of holders of Claims, are fair, equitable, reasonable and are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, and exculpation provisions set forth in the Plan:

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               (i)   falls within the jurisdiction of this Court under 28
                     U.S.C.ss.ss.1334(a), (b) and (d);


               (ii)  is an essential means of implementing the Plan pursuant to
                     Section 1123(a)(5) of the Bankruptcy Code;


               (iii) is an integral element of the transactions incorporated into the Plan;


               (iv) confers material benefit on, and is in the best interests of, the Debtors, its estate, and Creditors;


               (v) is important to the overall objectives of the Plan to finally resolve all claims among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors, their organization, capitalization, operation and reorganization; and


               (vi) is consistent with Sections 105, 1123, 1129 and other applicable provisions of the Bankruptcy Code.


     HH. The Amended Disclosure Statement has been reviewed by numerous attorneys, accountants and representatives of parties in interest and meets the requirements of Section 1125 of the Bankruptcy Code.

     II. The solicitation of acceptances of the Plan by the Debtors was in good faith.

     JJ. The Debtors and Reorganized Ranch *1 are each an "entity acquiring property under the plan," within the meaning of Section 1141(a) of the Bankruptcy Code. Reorganized Ranch *1 is an "entity organized...for the purpose of carrying out the plan" within the meaning of Section 1142(a) of the Bankruptcy Code. Under the Plan, R1 Franchise, a creditor of the Debtors, is converting its Claim into one hundred percent (100%) ownership of the equity in Reorganized Ranch *1

     KK. All entities which are benefited by the discharge, release, indemnification, and exculpation provisions of the Plan have contributed and/or will contribute value to the Debtors and their estates under the Plan.

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     LL. The failure to effect the discharge, release, indemnification and exculpation provisions of the Plan would seriously impair the Debtors' ability to confirm the Plan.

     MM. The transfers of property provided for in the Plan, which transfers are among the principal means of implementing the Plan, (i) are all legal, valid and effective transfers of property, (ii) do not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or the laws of the United States or any State, (iii) do not directly or indirectly subject any beneficiary to any liability by reason of such transfer under the laws of the united States or of any State (including, without limitation, any theory of successor or transferee liability) and (iv) are absolute, outright and unconditional conveyances of ownership by the Debtors of all their right, title and interest therein.

     NN. All documents related to the Class 2 Note, the Insider Note and the Additional Insider Note to be provided by Reorganized Ranch *1 were negotiated in good faith and at arm's length among the Debtors, R1 Franchise and the Committee.

     OO. The Plan is fair and equitable to all parties-in-interest, including, without limitation, all holders of Claims and Equity Interests.

     PP. The modifications to the Plan introduced into evidence on the record at the Confirmation Hearing and set forth in the Plan annexed hereto as EXHIBIT A do not materially or adversely affect or change the treatment of any Claimant who has not accepted in writing such modifications. Accordingly, pursuant to Fed. R. Bankr. P. 3019, the Plan does not require additional disclosure under
Section 1125 of the Bankruptcy Code or re-solicitation of acceptances or rejections under Section 1126 of the Bankruptcy Code, nor does it require that holders of Claims be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Disclosure of the modifications to the Plan on the record at the Confirmation Hearing constitutes due and sufficient notice thereof under the circumstances of the Chapter 11 Cases.

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     QQ. This Court shall retain jurisdiction in accordance with the terms of
Article XV of the Plan, the other provisions of this Confirmation Order, and
Section 1142 of the Bankruptcy Code.

     RR. Salvatore Rametta and Sebastian Rametta have changed the votes set forth on their ballots to accept the Plan.

     SS. The objections to Confirmation of the Plan filed by Salvatore Rametta and Sebastian Rametta have been withdrawn.

     TT. The Debtors, the Committee, the United States Trustee, and R1 Franchise do not object to the provisions of this Confirmation Order.

     NOW THEREFORE, it is hereby ORDERED, ADJUDGED AND DECREED that:

     1. The Plan, as originally filed on November 19, 2001, be and hereby is modified as set forth on the record and in the Plan annexed hereto as EXHIBIT A.

     2. The Plan is confirmed, having satisfied all of the requirements of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules.

     3. Each objection to the Plan and any response or request for continuance regarding confirmation of the Plan not resolved by the terms of this Order, by a separate Order entered contemporaneously herewith, or by a statement announced on the record of the Confirmation Hearing and not otherwise withdrawn, waived or settled, is overruled and denied.

     4. The record of the Confirmation Hearing is closed.

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     5. The findings of fact and conclusions of law of the Court set forth herein and at the Confirmation Hearing shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, as made applicable herein by Bankruptcy Rule 9014, and the findings and conclusions of the Court at the Confirmation Hearing are incorporated herein by reference.

     6. Subject to the conditions set forth in the Plan, the Debtors are duly and validly authorized by the necessary corporate power and authority to execute and consummate the transactions contemplated by the Plan, and the form and content of the Plan.

     7. The releases set forth in Articles IX, X and XVII be, and hereby are, approved in their entirety.

     8. Nothing in this Confirmation Order or the Plan shall operate as a discharge of the Debtors or Reorganized Ranch *1 from Claims, obligations or liabilities to be paid or performed under the Plan.

     9. Any judgment by any other court at any time obtained to the extent that such judgment is a determination of the liability of the Debtors with respect to any debt discharged hereunder, be, and it is hereby is, rendered null and void.

     10. On the Effective Date, except as otherwise expressly provided in the Plan, or in this Confirmation Order, all of the property of the Debtors' estates shall vest in Reorganized Ranch *1 and shall be free and clear of all liens, Claims and Equity Interests.

     11. On the Effective Date, the assumption or rejection of executory contracts and unexpired leases as provided in Article XI of the Plan shall be approved.

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     12. As of the Effective Date, all unexpired leases and executory contracts not previously rejected by an Order of this Court or which is not the subject of an application to reject on such date shall be deemed assumed as provided in the Plan.

     13. The Holders of leases and/or contracts are permanently enjoined from asserting, or claiming in any judicial proceeding, that any action taken by the Debtors or their successors in furtherance of or pursuant to the Plan, is a violation of, or a default under, such lease and/or contract.

     14. The Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor assuming such contract or lease or the assignee of such Debtor, if any, (1) by payment of the Cure Amount Claim in cash within ninety (90) days after the Effective Date; (2) after the Effective Date, as soon as practicable after entry of an applicable order providing for the assumption or assumption and assignment of the Executory Contract or Unexpired Lease; or (3) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding the amount of any Cure Amount Claim, (, the payment of any Cure Amount Claim required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

     15. Any Entity whose Claim arises from rejection of an Executory Contract or Unexpired Lease shall, to the extent such Claim becomes an Allowed Claim, have the rights of a Class 2 Claimant with respect thereto.

     16. Any Entity who has a claim against the Debtors by virtue of the Debtors' rejection of its Executory Contract or Unexpired Lease shall file a proof of claim with the Clerk of the Court and serve a copy of same upon the Debtors and Debtors' counsel, in accordance with the notice

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provisions of Section 17.02 of the Plan, within thirty (30) days following service upon such Entity of notice of entry of the Confirmation Order or order authorizing such rejection, whichever date is earlier. If such Claim is not filed within the specified time, it shall be forever barred from assertion against the Debtors, Reorganized Ranch *1 or their assets and property.

     17. Any claim filed in accordance with the provisions of Section 11.03 of the Plan shall be treated as a Disputed Class 2 Claim until the period of time has elapsed within which the Debtors may file an objection to such Claim.

     18. Except as otherwise provided in Article XI of the Plan, all Claims for Priority or Administrative Claims (excluding Claims by Professionals) must be filed with the Bankruptcy Court and served on counsel for the Debtors and all interested parties on or before the Confirmation Date or be forever barred from asserting such Administrative Claim against the Debtors, Reorganized Ranch *1 or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date, unless as otherwise provided herein or so ordered by the Bankruptcy Court; provided, however, that Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on Reorganized Ranch *1 and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim, no later than ten (10) days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professional Order. Objections to any Fee Claim must be Filed and served on Reorganized Ranch *1 and the requesting party within

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twenty (20) days after the Effective Date, with a hearing to be held by the
Bankruptcy Court on such Fee Claim within thirty (30) days after the Effective Date, or as soon thereafter as the Bankruptcy Court schedules such a hearing.

     19. Notwithstanding anything herein to the contrary, counsel for the Debtors and the Committee shall not be required to file any applications for allowance of fees and reimbursement of expenses for services rendered after the Effective Date.

     20. The Debtors' Professionals and the Committee's Professionals shall submit their bills for fees and reimbursement of expenses for post-Effective Date services directly to Reorganized Ranch *1 and shall not be required to apply to the Court for approval, which post-Effective Date payments to the Professionals shall be paid by Reorganized Ranch *1 within fifteen (15) days of the submission of such bills from the Professional Reserve; provided, however, that (1) to the extent the Professional Reserve is insufficient to pay all of the Professionals post-Effective Date payments, such deficiency shall be the obligation of and shall be timely paid by Reorganized Ranch *1, provided that such services relating to the fees and reimbursement of expenses in excess of the Professional Reserve were authorized in writing by Reorganized Ranch *1 or were incurred as a result of a default under the Plan; (2) all fees and expenses incurred by the Debtors' Professionals (to the extent authorized, in writing, by Reorganized Ranch*1) with respect to post-Effective Date services performed in connection with preference actions, fraudulent conveyance actions or other courses of action under Sections 544, 547, 548, 549 and 550 of the Bankruptcy Code shall be paid directly by Reorganized Ranch *1 within fifteen (15) days of the submission of bills for such services, and not from the Professional Reserve; and (3) the Committee's Professionals' fees for post-Effective Date services paid from the Professional Reserve shall not exceed the amount of $20,000.

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     21. (a) Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under the Plan shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax, or similar tax.

     (b) Without limiting the generality of subparagraph (a) of this paragraph, the making, delivery, filing, or recording at any time of any deed, bill of sale, mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, memorandum of lease, notice of lease, assignment, leasehold assignment, security agreement, financing statement, or other instrument of absolute or collateral transfer required by, or deemed necessary or desirable by Reorganized Ranch *1 or its successors with respect to any of the transactions contemplated by the Plan shall not be so taxed.

     (c) All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all such deeds, bills of sale, mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, memoranda of lease, notices of lease, assignments, leasehold assignments, security agreements, financing statements, and other instruments of absolute or collateral transfer without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by federal, state or local law.

     22. Notwithstanding the entry of this Order and the occurrence of the Effective Date, this Court shall retain such jurisdiction over the Debtors' Chapter 11 Cases after the Effective Date as is legally permissible, including, without limitation, jurisdiction to:

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     (a) to adjudicate all controversies concerning the classification or allowance of any Claims; to liquidate any Claims which are disputed, contingent or unliquidated; to determine any and all objections to the allowance of Claims;

     (b) to determine any and all applications for allowances of compensation and reimbursement of expenses for Professionals and similar fees;

     (c) to determine any and all applications for the rejection or assumption of executory contracts and/or unexpired leases for the assignment of an assumed contract or unexpired leases, as the case may be, of executory contracts or unexpired leases to which the Debtors are a party or with respect to which they may be liable, and to hear and determine, and if need be, to liquidate, any and all Claims arising therefrom;

     (d) to determine any and all applications, adversary proceedings, and contested or litigated matters properly before the Court before or after the Confirmation Date;

     (e) to modify the Plan pursuant to Section 1127 of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order to the extent authorized by the Bankruptcy Code;

     (f) to hear and determine all controversies, suits and disputes, if any, as may arise in connection with the interpretation or enforcement or implementation of the Plan;

     (g) to hear and determine all controversies, suits and disputes, if any, as may arise with regard to orders of this Court in the Chapter 11 Cases entered on or before the Confirmation Date;

     (h) to correct any defect, cure any omission or reconcile any inconsistency in the Plan, and any exhibits to the Plan and the annexes thereto, or the Confirmation Order, as may be necessary to carry out the purposes and intent of

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
     the Plan; to determine such other matters as may be provided for in the Confirmation Order or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law; to consider and act on the compromise and settlement of any Claim against or cause of action by or against the Debtors' Estate;

     (i) to adjudicate all Claims to a security or ownership interest in any property of the Debtors or in any proceeds thereof;

     (j) to adjudicate all Claims or controversies arising out of any purchases, sales or contracts made or undertaken by the Debtors during the pendency of the Chapter 11 Cases;

     (k) to recover all assets and properties of the Debtors wherever located, including the prosecution and adjudication of all causes of action available to the Debtors as of the Confirmation Date;

     (l) to determine all questions and disputes regarding recovery of and entitlement to the Debtors' assets and determine all Claims and disputes between the Debtors and any other Entity, whether or not subject to an action pending as of the Confirmation Date;

     (m) to enter any order, including injunctions, necessary to enforce the title, rights and powers of the Debtors and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary or appropriate;

     (n) to enter an order of consummation concluding, terminating and closing the Chapter 11 Cases; and

     (o) to make such orders as shall be necessary or appropriate to carry out the provisions of the Plan, including, but not limited to, orders interpreting, clarifying or enforcing the provisions thereof.

     23. All injunctions or stays provided for in the Chapter 11 Cases under
Section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     24. Except as otherwise provided in the Plan and the treatment of all claims, the rights afforded in the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims or Interests of any nature whatsoever, including any interest accrued thereon before, on or after July 3, 2001, against the Debtors or the Debtors-In-Possession or any of their assets or properties; and except as otherwise provided herein, upon the Effective Date, all such Claims against the Debtors or Debtors-In-Possession shall be satisfied, discharged and released in full; and all Claimants shall be precluded, barred and forever prohibited from asserting against Reorganized Ranch *1, R1 Franchise, or any of their assets, properties, employees, officers, directors, representatives or professionals, any other or further claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. Further, upon the confirmation of the Plan, the taxing authorities shall be prohibited from pursuing any collection action against the Debtors' officers and shareholders for pre-petition debt as long as Reorganized Ranch *1 shall not have defaulted in their obligations under the Plan, to the extent such parties would be able or permitted to do so under applicable law.

     25. The Debtors, the Committee, their respective agents, representatives and attorneys shall be fully and completely released from any and all claims and/or causes of action and/or remedies which the Debtors, their respective estates and/or their creditors and/or equity holders may have against them

(known or unknown, liquidated or unliquidated, fixed or contingent), existing or hereinafter arising from any past, present or future actions taken or omitted to be taken since the Petition Date under or in connection with, related to, effecting, or arising out of the Debtors, the Debtors' operations, the Debtors' bankruptcy cases, the administration of the Debtors' estates and/or the consummation of the Plan, which release shall be binding on the Debtors, their estates, and all creditors, immediately upon entry of the Confirmation Order, provided, further, that said release, as defined herein, shall be binding on any subsequently appointed Chapter 7 trustee, provided, further, that said release shall not release any person or entity from any liability arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality, or
(iii) any criminal laws of the United States, any state, city or municipality.

     26. Following the Effective Date, neither the Debtors, Reorganized Ranch *1, R1 Franchise, the Creditors' Committee, any of their respective shareholders, officers, members, directors, employees, affiliates or agents and their successors and assigns (all of the foregoing acting in such capacity) nor any Professionals employed by any of them, shall have or incur any liability or obligation to any Entity for any action taken or omitted to be taken in connection with or related to the formulation, preparation, solicitation, dissemination, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, release or other agreement or document created or entered into, or any other action taken or omitted to be taken, in connection with the Plan or the Chapter 11 Cases; provided, however, that the provisions of this sentence shall have no effect on the liability of any Entity that would otherwise result from an action or omission to the extent that such action or omission is determined in a Final Order to have constituted gross negligence or willful misconduct and for obligations provided under the Plan.

     27. All Entities which have held, hold or may hold Claims that are discharged pursuant to the terms of the Plan shall be thereby permanently stayed, restrained and enjoined on and after the Effective Date from taking any of the following actions on account of such discharged Claims, other than actions brought to enforce any rights or obligations under the Plan: (i) commencing, conducting or continuing in any manner any action or proceeding of any kind (including any thereof in a judicial, arbitral, administrative or other forum) against Reorganized Ranch *1, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Debtors or Reorganized Ranch *1, or any property of any such transferee or successor, (ii) enforcing, levying, attaching (including pre-judgment attachment), collecting or otherwise recovering, by any manner or means, any judgment, award, decree or order against any of Reorganized Ranch *1, any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Debtors or Reorganized Ranch *1, or any property of any such transferee or successor, (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien against any of Reorganized Ranch *1, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the Debtors or Reorganized Ranch *1, (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any of Reorganized Ranch *1, or any direct or indirect transferee of any property of, or successor in interest to, any of the Debtors or Reorganized Ranch *1, or (v) acting or proceeding in any manner that does not conform to or comply with the provisions of the Plan and this Confirmation Order.

     28. As of the Effective Date, the stay in effect in the Chapter 11 Cases pursuant to Section 362(a) of the Bankruptcy Code and any stay entered in each such case by this Court under Section 105 of the Bankruptcy Code be, and hereby is, dissolved and is of no force or effect, but is replaced by the permanent injunction provided herein and under the Bankruptcy Code.

     29. All persons holding Claims or Interests which are dealt with under the Plan are hereby directed in accordance with the terms of the Plan to execute, deliver, file, or record any document, and to take any action necessary to implement, effectuate and consummate the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents to be executed by them in connection with the Plan.

     30. In the event of any conflict or inconsistency between the terms of (a) the Plan, (b) this Confirmation Order, and (c) the Disclosure Statement, the terms of this Confirmation Order shall control; provided, however, that if the terms of the Plan or the Confirmation Order (i) do not expressly resolve the issue under consideration, or (ii) are ambiguous with regard to such issue, Reorganized Ranch *1, its successors or other parties-in-interest, on such notice as may be appropriate, may seek such relief from this Court as may be necessary.

     31. Pursuant to Section 1141 of the Bankruptcy Court, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the Exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Confirmation Order shall be binding upon (a) the Debtors, Reorganized Ranch *1 and their successors, (b) all holders of Claims against or Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan,
(c) R1 Franchise, (d) the Committee, (e) each Person acquiring property under the plan, (f) any other party-in-interest, (g) any Person making an appearance in the Chapter 11 Cases, and (h) each of the foregoing's respective heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries or guardians.

     32. The Debtors and Reorganized Ranch *1 are authorized and empowered (a) to execute, deliver, modify (to the extent such modification does not materially and adversely affect the rights of another Person unless the Debtors obtain the written consent of such Person) and/or file all Exhibits to the Plan, documents and agreements introduced into evidence at the Confirmation Hearing (including all exhibits and attachments thereto) and any and all other documents and agreements necessary to consummate and implement the Plan and (b) to perform any and all corporate acts and/or actions in implementing the Plan.

     33. Each of the Debtors and Reorganized Ranch *1 and their respective directors, officers, agents and attorneys be, and they hereby are, authorized, empowered and directed to carry out all of the provisions of the Plan and to perform such acts and execute and deliver any documents as are necessary or appropriate in connection with the Plan and this Confirmation Order. This Confirmation Order shall be construed to authorize the exercise by and on behalf of the Debtors of all powers available under all state and federal laws in the United States.

     34. All of the transfers of property of the Debtors provided for in the Plan made on the Effective Date shall be, and the same hereby are, deemed made as of the Effective Date without any further action on the part of the Debtors, and without any requirement or filing or recording of documents of conveyance, and all such transfers are valid and effective as of the Effective Date; provided, however, that, after the Effective Date and as soon as practicable, Reorganized Ranch *1 shall cooperate to make all filings and recordings which would otherwise be required under applicable state law to give notice of such transfers and conveyance to third parties and provided further, that, in their reports required to be filed in this Court pursuant to applicable Bankruptcy Rules, the Debtors and Reorganized Ranch *1 shall show substantial compliance with the immediately preceding proviso.

     35. "Substantial Consummation" of the Plan shall be deemed to occur when the following acts have been completed: (i) execution and delivery of the Class 2 Note, the Insider Note, and Additional Insider Note, and all other documents required to be executed pursuant thereto; (ii) delivery of the Net Equity Contribution to Class 2 for the purpose of funding the payments to be made pursuant to the Plan; and (iii) delivery of all other sums required to be delivered under the Plan on the Effective Date; provided, however, that, following the Effective Date and the distribution of the Net Equity Contribution, the Class 2 Notes, the Insider Notes and the Additional Insider Notes in accordance with the Plan, Reorganized Ranch*1 may move to close the Chapter 11 Cases in accordance with section 350 of the Bankruptcy Code notwithstanding the fact that the notes have not been paid in full.

     36. In the event this Confirmation Order is vacated because, INTER ALIA, the Effective Date does not occur, then nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall (w) constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, (x) prejudice in any manner the rights of the Debtors or any other Person, (y) constitute an admission of any sort by the Debtors or any other Person, or (z) be construed as a finding of fact or conclusion of law with respect thereto.

     37. To the extent, if any, that Federal Bankruptcy Rule 7062(a) applies to this Order, its provisions are hereby waived.

     38. The failure specifically to include or reference any particular provisions of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety.

     39. After the entry of this Confirmation Order, the Debtors and/or Reorganized Ranch *1 may, upon Order from the Bankruptcy Court, in accordance with Section 1127(b) of the Bankruptcy Code, remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose of the Plan.

     40. The Plan is hereby modified as follows:

          (a) The Debtors reserve the right prior to the Effective Date, to seek Court approval to assign any executory contract and/or unexpired lease, in accordance with Section 365 of the Bankruptcy Code, which is assumed pursuant to the Plan.

          (b) The Debtors reserve the right prior to the Effective Date, with the consent of the Committee, to add Executory Contracts and/or Unexpired Leases to the schedule of executory contracts and unexpired leases (the "Lease/Contract Rejection Schedule") annexed to the Debtors' motion seeking Court approval to reject certain Executory Contracts and Unexpired Leases scheduled to be heard by the Court on March 12, 2002 (the "Rejection Motion").

          (c) The Debtors reserve the right prior to the Effective Date, to remove any of the Executory Contracts and/or Unexpired Leases set forth on the Lease/Contract Rejection Schedule prior to the hearing scheduled for the Rejection Motion.

          (d) With respect to all Claims filed by Sebastian Rametta and Salvatore Rametta:

               (i) Salvatore Rametta shall have an Allowed Class 2 Non-Insider General Unsecured Claim in the total amount of $350,000.00;

               (ii) Sebastian Rametta shall have an Allowed Class 3 Insider General Unsecured Claim in the total amount of $110,000.00;

               (iii) Except as set forth herein, any and all claims or interests asserted by Salvatore Rametta and/or Sebastian Rametta against and/or in the Debtors, their estates and/or Reorganized Ranch *1, are hereby forever waived and expunged; and

               (vi) The face amount of the Class 2 Note shall be increased by the amount which Salvatore Rametta would have otherwise received from the Insider Note has his claim been included in Class 3 rather than C 2 (the "Note Adjustment Amount"). The face amount of the Insider Note shall be decreased by the Note Adjustment Amount. All other terms of the Class 2 Note and the Insider Note, as set forth in the Plan and the exhibits thereto, shall remain unchanged.

     41. On the Effective Date, the Chapter 11 Cases and the Debtors and their estates shall only be substantively consolidated for all purposes of the Plan and shall not be deemed to alter, amend or destroy the Debtors as separate entities for any other purpose. The assets and liabilities of the Debtors shall be pooled and all Claims shall be satisfied from the assets of a single consolidated estate. Any Claims against one or more of the Debtors based on a guaranty, indemnity, co-signature, surety or otherwise, of Claims against another Debtors' shall be treated as a single Claim against the consolidated estate of the Debtors, and shall be entitled to distribution under the Plan only with respect to such single Claim. The Court shall consider the Debtors' application for substantive consolidation at the Confirmation Hearing and any objections to substantive consolidation shall be served and filed as is required for objections to the Confirmation of the Plan.

     42. On the Effective Date, all Intercompany Claims that exist or may exist by and amongst the Debtors shall be extinguished.

     43. Upon the occurrence of the Effective Date, all transactions effected by the Debtors during the period commencing on July 3, 2001 and ending on the Confirmation Date are hereby ratified.

Dated: New York, New York
       April 4, 2002


                                       /s/ Arthur J. Gonzalez
                                       --------------------------------
                                       HONORABLE ARTHUR J. GONZALEZ
                                       UNITED STATES BANKRUPTCY JUDGE

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